Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Spansion Inc. for the registration of 11,749,748 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2006, with respect to the consolidated financial statements of Spansion Inc. included in its Annual Report (Form 10-K) for the year ended December 25, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 5, 2007